Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectus and Statement of Additional Information in Post-Effective Amendment No. 28 to the Registration Statement on Form N-1A of Fidelity California Municipal Trust II: Fidelity California AMT Tax-Free Money Market Fund (formerly Spartan California Municipal Money Market Fund) and Fidelity California Municipal Money Market Fund, of our report dated April 6, 2006 on the financial statements and financial highlights included in the February 28, 2006 Annual Report to Shareholders of the above referenced funds.

We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information.

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/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

Boston, Massachusetts

April 26, 2006